Exhibit 10.6

CONTRACT OPERATOR AGREEMENT

THIS CONTRACT OPERATOR AGREEMENT (“Agreement”) is entered into on April 12, 2011, but will be effective on April 1, 2011 as outlined in the PSA between Tucker Family Partnership, LLLP, DNR Oil & Gas, Inc., and Arete Industries, Inc. at 7:00’clock a.m. MDT (“Effective Date”), between Arête Industries, Inc. (“Arête”) and DNR Oil & Gas, Inc, a Colorado corporation (“Contractor”).

RECITALS

A. Simultaneously herewith, Arête has entered into a Purchase and Sale Agreement (the “PSA”) with Contractor.  Terms capitalized but not defined herein shall have the meaning given such terms in the PSA.

B. This Agreement is being executed contemporaneously with the PSA, pursuant to which Contractor is assigning all of its right, title and interest in and to the assets described therein as the Assets to Arête on the terms and conditions set forth in the PSA. Due to the Contractor’s familiarity with and knowledge of the Assets, the Parties believe that it would be efficient and economical for Contractor to operate the Assets on Arête’s behalf as an independent contract operator under the terms and provisions set forth below.

C. The Parties intend that Contractor will operate the Assets on behalf of Arête under the terms and conditions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Scope of Services.  Contractor shall continue the physical operation of the Assets as they are currently operated, and will account to Arête for all of the Assets, subject to the limitations set forth in this Agreement (“Services”).  Pursuant to the foregoing, Contractor shall:

(a) operate, manage, and maintain the Assets in accordance with past practices of Contractor;

(b) employ such personnel as may be reasonably necessary to perform the Services;

(c) provide a monthly joint interest billing statement and monthly revenue check reflecting expenses and revenues on the Assets, but Contractor shall not be required to provide full financial accounting and maintenance of books and records on the Assets.  Arête shall have the right to review backup accounting detail for JIBs and revenue checks during normal business hours at Contractor’s office in Denver, Colorado;

(d) purchase supplies, materials, tools and equipment associated with ownership and operation of the Assets; provided that without Arête’s prior written consent,

(e) Contractor will not purchase any of the above, if such purchase would result in a charge or cost to Arête over $10,000 for a single item, except in cases Contractor believes constitute an emergency;

(f) contract for Services associated with ownership and operation of the Assets; provided that without Arête’s prior written consent, Contractor will not enter into a service contract that is not terminable without penalty or cost upon thirty (30) days prior notice or would result in a charge or cost to Arête over $10,000 for a single item, except in cases Contractor believes constitute an emergency;

(g) pay any lease settlement, lease rentals, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and other similar burdens  associated with ownership or operation of the Assets, and, at Arête’s direction, perform and comply with covenants contained in the Leases and agreements relating to the Assets;

(h) pay and perform all obligations of Arête which relate to the Assets, including, without limitation, the payment of operating costs, vendor invoices and contractor invoices associated with ownership or operation of the Assets;

(i) provide marketing, gas control and other similar services necessary to sell the products produced from the Assets in a manner basically consistent with Arête’s past practices;

(j) submit accurate and complete reports to state and federal authorities, as appropriate and consistent with Arête’s past practices, with copies of all reports to be provided to Arête, and provide to Arête daily production reports and monthly production reports and other reports generated by Contractor in the ordinary course of operation of the Assets; and

(k) inform Arête of any pending or threatened action or investigation of which the Contractor receives written notice and which Contractor believes in good faith could have a material adverse impact on the Assets, including all actions initiated or investigations threatened by a third party or governmental authority under applicable environmental laws.

Notwithstanding the foregoing, in carrying out its payment obligations hereunder, Contractor never shall be obligated to advance its own funds.  In addition, if any active well included in the Assets ceases production for any reason that will require other than routine maintenance in the ordinary course to restore production, Contractor shall notify Arête no later than five business days after Contractor becomes aware of such cessation of production concerning the action recommended by Contractor to restore production from such well.  The Services shall not include the drilling, reworking, deepening, sidetracking, plugging back, or recompletion of any well, or the plugging and abandonment of a well, or any other operation that, under the terms of the applicable Operating Agreement (or, in the absence of any applicable Operating Agreement, the AAPL 610 (1989 Revision) Model Form Operating Agreement), requires the prior approval of the non-operators, and Contractor shall have no obligation to perform any such operations on behalf of Arête.

Limitation on Services.  Notwithstanding any other provisions in this Agreement, Contractor is not obligated to provide Services that Contractor did not perform immediately prior to the Closing Date.

2. Termination/Partial Termination.  This Agreement commences on the Effective Date referenced above and will terminate one year thereafter, unless extended or terminated earlier by mutual agreement of Arête and Contractor.

3. Reimbursement/Fee.  Arête shall reimburse Contractor for all third party costs and expenses (including without limitation, operating costs, capital expenditures, production taxes and producing, drilling and construction overhead charges billed by third party operators) incurred or borne by Contractor and associated with the Assets during the term of this Agreement.  In addition to the foregoing reimbursements, Arête shall pay Contractor $25,000 per month (pro rated for partial months) for the Services during the term of this Agreement. Any adjustments of the fee shall be adjusted as of the first day of April each year in accordance with the procedures established in Section III.1.A.3. of the “Accounting Procedure, Joint Operations” form (1984, Onshore) published by the Council of Petroleum Accountants Societies.  Contractor shall provide monthly statements to Arête detailing third party costs and expenses and the fee for the Services and Arête shall pay such invoices within 30 days following receipt.  If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at JP Morgan Chase Bank, N.A. on the first day of the month in which delinquency occurs plus 2% or the maximum contract rate permitted by applicable Colorado law, whichever is lesser, plus attorneys’ fees, court costs, and other costs in connection with the collection of unpaid amounts.  In the event that any delinquency in payment exists for a period of more than 60 days, Contractor may, at its option, immediately declare this Agreement terminated and shall provide no further Services with respect to the Assets and shall have no further liability or responsibility with respect to the Assets.

4. Independent Contractor.  Contractor shall perform the Services under the general direction of Arête, but in all events Contractor shall be an independent contractor in accordance with the specifications herein set out.  Arête shall look to Contractor for results only and shall have no right at any time to direct or supervise Contractor or its servants or employees as to the manner, means, and method in which the Services are performed.  The detailed manner and method of performing the Services shall be under the control of Contractor.  Neither Contractor nor anyone employed by Contractor shall be deemed to be an employee, agent, servant, or representative of Arête.  Contractor shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax, and other similar payments, if any, relating to Contractor’s business and employees, and Arête shall not withhold any amounts for such purposes from payments made to Contractor.  As an independent contractor, neither Contractor nor anyone employed by Contractor will be eligible for the benefits provided to regular employees of Arête, including but not limited to health and disability insurance.  Contractor’s engagement as an independent contractor by Arête will terminate upon the termination of this Agreement as provided for herein.

5. No Agency.  Contractor shall not be deemed to be the agent or attorney-in-fact of Arête.  Contractor shall have no authority to amend, modify, or waive compliance with any operating agreement, oil and gas lease, or other contract or agreement in effect with respect to the Assets.  Contractor shall not undertake to negotiate new agreements or submit transaction

6. proposals to other parties without Arête’s prior written consent.  Any new contract or agreement negotiated by Contractor with respect to the Assets must be executed by a duly authorized officer or representative of Arête before such contract or agreement becomes binding on Arête.  Nothing contained in this Agreement shall be deemed or construed to create a relationship among Arête and Contractor of partnership, joint venture, agency, or other relationship creating fiduciary, quasi-fiduciary, or similar duties or obligations inter se, or that would otherwise subject Arête and Contractor to joint and several or vicarious liability in favor of any other person.

7. Standard of Performance.  Contractor shall perform the Services as a reasonable and prudent operator, in good faith, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practices, and in compliance with all applicable laws and regulations and the terms of the applicable oil and gas leases, operating agreements, and this Agreement.  Notwithstanding the foregoing, the parties understand and agree that Contractor shall never have any liability to Arête in connection with its performance of the Services hereunder greater than that which it would have as the operator to a non-operator under the applicable Operating Agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) Model Form Operating Agreement), IT BEING RECOGNIZED THAT UNDER SUCH AGREEMENTS, THE PARTY NAMED AS OPERATOR IS RESPONSIBLE ONLY FOR ITS GROSS NEGLIGENCE AND WILLFUL MISCONDUCT.

8. Obligations of Arête.  Except for any obligations set forth in and assumed by Contractor in this Agreement, Contractor shall not be responsible or liable for the performance of, or for its failure to perform, any duties or obligations of Arête under any operating agreement or any other contract or agreement between Arête and any other person or persons, whether written or oral, including, without limitation, any drilling contract.  In addition, Contractor shall not be responsible or liable for any obligation, costs, or expenses related to remediation of pollution or contamination of natural resources (including soil, air, surface water or groundwater) which might exist on the Assets as of the Effective Date of this Agreement.

9. Indemnification.  Contractor and its members, managers, officers, affiliates, employees, attorneys, contractors and agents (the “Contractor Group”) shall have no liability for or in connection with any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including reasonable attorneys’ fees and costs of litigation) whether known or unknown, asserted or unasserted (including, without limitation, claims under applicable environmental laws) that are brought by or owed to Arête or any third party (“Claims”) arising out of or resulting from the Services; and Arête hereby releases the Contractor Group from and shall fully protect, defend, indemnify and hold the Contractor Group harmless from and against all Claims arising out of or resulting from the Services, including, without limitation, Claims relating to (a) injury or death of any person(s) whomsoever, (b) damages to or loss of any property or resources, (c) breach of contract, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise.  This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions of the Contractor Group including, without limitation sole negligence, concurrent negligence or strict liability of the Contractor Group, but not including gross negligence or willful misconduct of the Contractor Group.

10. Assignability.  Neither Arête nor Contractor shall assign or sublease any rights or obligations under this Agreement without prior written consent of the non-assigning party; provided that without Arête’s consent, Contractor may subcontract all or any portion of the Services to a third party, provided that Contractor remains liable for all obligations hereunder.

11. Confidentiality.  Contractor shall treat as confidential information all maps, logs, geological, geophysical, reserve, engineering, and other scientific and technical information, reports, and data (including, without limitation, conventional and 3-D seismic data) generated pursuant to operations performed under this Agreement during the term of this Agreement, as well as all other confidential or proprietary information and rights of Arête of which Contractor becomes aware.  In like manner, Arête shall treat as confidential information all accounting and other confidential or proprietary data and rights of Contractor of which Arête becomes aware.  Each party agrees to keep confidential all such information, reports, and data, and shall not disclose or disseminate any such information, reports, or data to any third person without the prior written consent of the other party.  In no event shall the obligations contained in this Section 11 apply to information (a) required to be disclosed by or pursuant to applicable law, rule or regulation (b) that is or becomes public knowledge, other than as a result of a breach of this Agreement, (c) that Arête or Contractor obtains from a third person when such disclosure by the third person does not violate any confidentiality or other contractual obligation of such third person, (d) that pertains to the excluded assets, or (e) that is required to be provided to non-operators under any operating agreement.

12. Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Arête:

Arête Industries, Inc.
7260 Osceola Street
Westminster, CO 80030
Attn.: Donald W. Prosser
Fax: (303) 429-0664 E-mail: dpro-cpa@msn.com.
If to Contractor:

DNR Oil & Gas Inc.
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn: Charles B. Davis, President
Fax: 303-825-2968

ny notice given in accordance herewith shall be deemed to have been given on the business day when delivered to the addressee in person or by facsimile or bonded overnight courier; provided, however, that if any such notice is received after normal business hours, the notice will be deemed to have been given on the next succeeding business day.  Any party may change the address, telephone number, or facsimile number to which such communications to such party are to be addressed by giving written notice to the other party in the manner provided in this Section 12.

13. Amendment.  This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement is sought.

14. GOVERNING LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

15. Limitation on Damages.  For the breach or non-performance by any party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief.  AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER CONTRACTOR NOR ARÊTE SHALL BE LIABLE TO THE OTHER AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE.

16. Dispute Resolution.

(a) Senior management of Arête and Contractor will attempt to resolve any and all disputes arising from this Agreement. Failing a settlement between the parties, any matters shall be handled as set forth herein.

(b) Any disagreement, difference, or dispute between the parties provided in this Agreement to be resolved by arbitration shall be resolved pursuant to arbitration according to the procedures set forth in this Section 16.

(c) Either Arête or Contractor may commence an arbitration proceeding hereunder by giving written notice to the other party.  No later than five (5) business days after the delivery of the notice commencing the arbitration proceeding, Arête and Contractor shall each select an arbitrator.  Promptly following their selection, the arbitrators selected by the parties jointly shall select a third arbitrator.  All arbitrators selected under this Agreement shall have at least eight (8) years of professional experience in the oil and gas industry and shall not previously have been employed by either party and shall not have a direct or indirect interest in either party or the subject matter of the arbitration.  The arbitration hearing shall commence as soon as is practical, but in no event later than thirty (30) days after the

(d) selection of the third arbitrator.  If any arbitrator selected under this Section 16(c) should die, resign, or otherwise be unable to perform his duties hereunder, a successor arbitrator shall be selected pursuant to the procedures set forth in this Section 16(c).  The arbitrators shall settle all disputes in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such Rules do not conflict with the terms of such Act or the terms of this Agreement.  Any arbitration hearing shall be held in Denver, Colorado.  The arbitrators shall render their decision within thirty (30) days after the hearing(s) conclude, unless the parties settle the matter.

(e) The decision of the arbitrators shall be final and binding on the parties and, if necessary, may be enforced in any court of competent jurisdiction.  The law governing all such disputes shall be the laws of the State of Colorado, but without regard to conflicts of laws.  The fees and expenses of the arbitrators shall be borne by the party not substantially prevailing, or, if that cannot be determined, shall be shared one-half by Contractor and one-half by Arête.

The Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first set forth above.

DNR OIL & GAS, INC.

By: /s/ Charles B. Davis
Name: Charles B. Davis
Title:President

ARÊTE INDUSTRIES, INC.

By: /s/ Donald W. Prosser
Name: Donald W. Prosser
Title: Chairman